Exhibit 99.1

FOR IMMEDIATE RELEASE

McCORMICK REPORTS THIRD QUARTER INCREASE IN SALES AND PROFITS

SPARKS, MD, SEPTEMBER 28 - - - McCormick & Company, Incorporated (NYSE:MKC), today reported increased sales and earnings per share for the third quarter ended August 31, 2005.

Sales for the quarter were $623 million, a 1.5% increase from the third quarter of 2004.  Sales from the Silvo business acquired in 2004 and favorable foreign exchange rates were offset in part by lower sales to industrial customers.

Earnings per share for the third quarter were 35¢ compared to earnings per share of 33¢ reported in the third quarter of 2004.  Higher operating income from the sales increase as well as higher margins added 2¢ to earnings per share.  The negative effects of higher interest rates and an increase in the effective tax rate were offset by higher income from the Company’s joint venture in Mexico and lower shares outstanding.

Through the first three quarters of 2005, the Company funded $141 million of share repurchases and $65 million of dividends with net cash from operations and increased borrowings.  Year-to-date, dividend payments increased 12% compared to 2004 and share repurchases rose 30%.  During this period, the Company has maintained capital expenditures at the same level as 2004.

Chairman’s Comments

Robert J. Lawless, Chairman, President & CEO, commented, “During the third quarter, we achieved higher profits with increased sales and income from our consumer business, the benefit of our cost savings program and improved income from joint ventures.  As expected, sales to industrial customers were weak this quarter.  We were also affected by higher interest rates and an increase in our tax rate.  Based on our outlook for the fourth quarter, we continue to expect 2005 fiscal year earnings per share of $1.58 to $1.62.

“During 2005, the Company has been challenged by a high cost inventory of vanilla beans, weakness in industrial sales, an accounting adjustment and the effects of hurricane Katrina.  Together, these factors have interrupted a period of strong sales and profit growth that began in 1999.  As announced early in September, a review of our industrial business is underway as well as certain actions to improve the efficiency of our entire supply chain. With these actions, we are confident that long term, our sales growth, margin improvement and strong cash flow will once again lead to excellent financial results and increased value for McCormick shareholders.”

Business Segment Results

Consumer Business	Three Months Ended		Nine Months Ended
(in thousands)	8/31/05	8/31/04	8/31/05	8/31/04
Net sales	$315,549	$303,239	$961,399	$899,630
Operating income	58,869	56,776	167,184	151,390

For the third quarter, sales for McCormick’s consumer business rose 4% versus the prior year.  This follows a 12% sales increase in the third quarter of 2004.  In 2005, higher volume, price and product mix increased sales 3%, due largely to the acquisition of Silvo in November 2004.  Favorable foreign exchange rates added 1%.  In the Americas, sales increased 3% due primarily to favorable pricing and product mix, as well as to favorable foreign exchange rates that added 1%.  Consumer sales in Europe rose 8% for the quarter, including an unfavorable 1% from foreign exchange rates.  Silvo increased sales in Europe 11%, while difficult market conditions, primarily in France, had a negative effect.  In the third quarter, sales declined slightly in the Asia/Pacific region.

Operating income increased 4%, in line with the higher sales.  This follows an increase in operating income of 25% during the third quarter of 2004.

Industrial Business	Three Months Ended		Nine Months Ended
(in thousands)	8/31/05	8/31/04	8/31/05	8/31/04
Net sales	$307,182	$310,305	$893,527	$882,439
Operating income	30,969	31,207	74,831	85,478

For the third quarter of 2005, sales for McCormick’s industrial business decreased 1% when compared to 2004.  This followed a 9% sales increase in the third quarter of 2004.  In the third quarter of 2005, lower vanilla prices reduced sales 3%  and favorable foreign exchange added 1%.  During this period, the Company experienced volatility in demand with certain customers as well as pricing pressure due to competitive activity. These factors affected industrial sales in the Americas which declined 1%, despite a 1% increase from favorable foreign exchange rates.  In Europe, sales decreased 8%, with a 1% negative impact from foreign exchange rates.  In addition to volatility and competitive pressure, sales in this region were also affected by the elimination of certain lower margin products. Sales in the Asia/Pacific region rose 15% driven by increases in both China and Australia.  In this region, 4% was added by favorable foreign exchange rates during the quarter.

With lower sales, industrial business operating income declined 1% compared to the prior year.

Live Webcast

As previously announced, McCormick will hold a conference call with the analysts today at 10:00 a.m. EDT.  The conference call will be web cast live via the McCormick corporate web site.  Go to ir.mccormick.com and follow directions to listen to the call.  At this same location, a replay of the call will be available following the live call.  Past press releases and additional information can be found at this address.

Forward-looking Information

Certain information contained in this release, including expected trends in net sales and earnings performance, are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934.  Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could be materially affected by external factors such as:  actions of competitors, customer relationships, market acceptance of new products, actual amount and timing of special charge items, removal and disposal costs, final negotiations of third-party contracts, the impact of the stock market conditions on its share repurchase program, fluctuations in the cost and availability of supply chain resources, global economic conditions, including interest and currency rate fluctuations, and inflation rates.  The Company undertakes no obligation to update or revise publicly, any forward-looking statements, whether as a result of new information, future events or otherwise.

About McCormick

McCormick & Company, Incorporated is the global leader in the manufacture, marketing and distribution of spices, seasonings and flavors to the entire food industry – to foodservice and food processing businesses as well as to retail outlets.

# # #

For information contact:

Corporate Communications:  Mac Barrett (410-771-7310 or mac_barrett@mccormick.com)

Investor Relations:  Joyce Brooks (410-771-7244 or joyce_brooks@mccormick.com)

9/2005

Third Quarter Report	McCormick & Company, Incorporated

Consolidated Income Statement

(In thousands except per-share data)

	Three Months Ended		Nine Months Ended
	8/31/2005	8/31/2004	8/31/2005	8/31/2004
Net sales	$622,731	$613,544	$1,854,926	$1,782,069
Cost of goods sold	379,394	374,385	1,142,075	1,089,298
Gross profit	243,337	239,159	712,851	692,771
Gross profit margin	39.1%	39.0%	38.4%	38.9%
Selling, general & administrative expense	164,437	164,963	504,211	493,848
Special charges / (credits)	—	195	630	(6,184)
Operating income	78,900	74,001	208,010	205,107
Interest expense	12,536	10,558	35,562	29,826
Other income, net	(487)	(532)	(444)	(1,216)
Income from consolidated operations before income taxes	66,851	63,975	172,892	176,497
Income taxes	22,603	19,769	56,536	54,538
Net income from consolidated operations	44,248	44,206	116,356	121,959
Income from unconsolidated operations	4,571	3,222	13,829	8,309
Minority interest	(849)	(1,232)	(3,386)	(3,113)
Net income	$47,970	$46,196	$126,799	$127,155

Earnings per common share - basic	$0.36	$0.34	$0.94	$0.93
Earnings per common share - diluted	$0.35	$0.33	$0.91	$0.90

Average shares outstanding - basic	133,956	136,961	134,828	137,341
Average shares outstanding - diluted	137,382	141,687	138,842	141,984

Consolidated Balance Sheet

(In thousands)

	8/31/2005	8/31/2004
Assets
Current assets
Cash and cash equivalents	$46,117	$25,909
Receivables, net	321,735	325,675
Inventories	357,251	377,187
Prepaid expenses and other current assets	49,528	45,728
Total current assets	774,631	774,499
Property, plant and equipment, net	469,578	454,756
Goodwill and intangible assets, net	826,870	725,940
Prepaid allowances	55,113	70,589
Investments and other assets	145,450	132,114
Total assets	$2,271,642	$2,157,898

Liabilities and shareholders’ equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$427,045	$167,766
Trade accounts payable	170,034	161,172
Other accrued liabilities	300,865	289,522
Total current liabilities	897,944	618,460
Long-term debt	268,942	496,274
Other long-term liabilities	245,933	211,512
Total liabilities	1,412,819	1,326,246
Minority interest	29,828	26,006
Shareholders’ equity
Common stock	383,733	320,041
Retained earnings	383,476	449,192
Accumulated other comprehensive income	61,786	36,413
Total shareholders’ equity	828,995	805,646
Total liabilities and shareholders’ equity	$2,271,642	$2,157,898

Consolidated Statement of Cash Flows (Unaudited)

(In thousands)

	Nine Months Ended
	8/31/2005	8/31/2004
Cash flows from operating activities
Net income	$126,799	$127,155
Adjustments to reconcile net income to net cash flow from operating activities:
Depreciation and amortization	54,220	53,427
Income from unconsolidated operations	(13,829)	(8,309)
Changes in operating assets and liabilities	(43,869)	(50,526)
Dividends from unconsolidated affiliates	10,544	2,400
Net cash flow from operating activities	133,865	124,147

Cash flows from investing activities
Capital expenditures	(45,831)	(45,132)
Proceeds from sale of property, plant and equipment	636	1,971
Net cash flow from investing activities	(45,195)	(43,161)

Cash flows from financing activities
Short-term borrowings, net	59,914	10,328
Long-term debt borrowings	—	50,088
Long-term debt repayments	(2,610)	(16,394)
Proceeds from exercised stock options	41,056	38,447
Common stock acquired by purchase	(141,280)	(108,438)
Dividends paid	(64,821)	(57,755)
Net cash flow from financing activities	(107,741)	(83,724)

Effect of exchange rate changes on cash and cash equivalents	(5,147)	3,506
Increase/(decrease) in cash and cash equivalents	(24,218)	768
Cash and cash equivalents at beginning of period	70,335	25,141

Cash and cash equivalents at end of period	$46,117	$25,909